Exhibit 99.1

For Immediate Release

YEAR-END RESULTS POINT TO ALL-TIME BEST EARNINGS

IN 2007 FOR UNIVERSAL ORLANDO RESORT

Orlando, Florida (February 22, 2008) – Consistency in operating and financial performance were the primary themes for Universal Orlando Resort throughout 2007, resulting in all-time best earnings. For the fiscal year ending December 31, Universal City Development Partners, Ltd. (d/b/a Universal Orlando), which owns and operates Universal Studios Florida, Universal’s Islands of Adventure and Universal CityWalk, reported record net income of $92 million – a 119% increase over the same financial period in 2006.

Total attendance increased 3%, and theme park per capita guest spending rose 6% over last year. Universal’s complete 2007 financial results will be filed with the Security and Exchange Commission in late March.

Officials from Universal Orlando cited a number of positive factors that led to its strong results. “The strategic decision to bolster our marketing and sales activities while at the same time strengthening our overall guest experience continues to take Universal Orlando in a very positive direction,” said Bill Davis, Universal’s President and Chief Operating Officer. “We picked up tremendous momentum in the third quarter of 2007, and continued that performance into the fourth quarter behind Halloween Horror Nights and an excellent holiday tourism season thanks to Grinchmas and the Macy’s Holiday Parade. Combine strong earnings across all four quarters with sound fiscal management of operating expenses, and the end-result was our best year ever.”

Universal Orlando recently unveiled Disaster! A Major Motion Picture Ride Starring You as a refreshed, interactive attraction that factors park guests into the storyline. With the much-anticipated opening of The Simpsons attraction scheduled for March, Davis believes Universal has the right formula in place for 2008.

“We’re committed to raising the level of excitement and diversity in what we offer our guests,” Davis said. “Response to the new Disaster! ride has been tremendous, and excitement is building for the arrival of The Simpsons next month. Both of these give us reason for optimism in 2008.”

Universal Orlando Resort (www.universalorlando.com) has created some of the world’s most innovative theme park attractions based on pop culture’s most compelling films and stories. Guests will experience two world-class theme parks – Universal Studios and Islands of Adventure, a nighttime entertainment complex and magnificently themed on-site hotels. Universal Studios is a working film and TV production studio as well as a highly acclaimed motion picture and television theme park featuring attractions such as “Revenge of the Mummy – The Ride” and “Shrek 4-D.” Islands of Adventure is the world’s most technologically advanced theme park and features five uniquely themed islands that include Dr. Seuss Landing, Marvel Super Hero Island and Jurassic Park. Its marquee attractions include “Jurassic Park River Adventure” and “The Amazing Adventures of Spider-Man.” Universal Orlando Resort also includes CityWalk, a 30-acre nighttime entertainment complex that features restaurants, shops, clubs, a 20-screen cineplex and live entertainment. The destination’s three on-site hotels include the Loews Portofino Bay Hotel, Hard Rock Hotel and Loews Royal Pacific Resort.

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Media Contacts:	Universal Orlando Public Relations – (407) 363-8220
http://media.universalorlando.com